Exhibit 10.14

CONFORMIS, INC.
FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement” and the “Amended Agreement”) is made and entered into as of January 14, 2015 (the “Effective Date of Amendment”) by and between ConforMIS, Inc., a Delaware corporation (the “Company”), and Philipp Lang, M.D., MBA (the “Executive”).

BACKGROUND

A.                                    The Company retained the services of the Executive as President and Chief Executive Officer of the Company and entered into an employment agreement with Executive (the “Original Agreement”) both effective as of January 16, 2008 (the “Effective Date”).

B.                                    The Company now desires to provide additional employment security to the Executive, thereby inducing the Executive to continue employment with the Company and enhancing the Executive’s ability to perform effectively.

C.                                    The Executive is willing to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

D.                                    Therefore, the Company and the Executive are entering into this Amended Agreement, as of the Effective Date of Amendment, which includes that certain revenue sharing agreement originally dated January 15, 2008, and amended and restated as of September 2, 2011, attached as Exhibit A, and an Employee Confidential Information, Inventions, and Non-Competition Agreement, attached as Exhibit B, and the Amended Agreement, including the attached exhibits, supersedes and replaces the original Employment Agreement and all exhibits thereto as of the Effective Date of Amendment.

THE PARTIES AGREE AS FOLLOWS:

I.                                        Title, Duties and Responsibilities.

1.1                               President and Chief Executive Officer.  The Executive will be employed by the Company as its President and Chief Executive Officer, and the Company agrees to employ and retain the Executive in such capacities.

1.2                               Duties.  Except as expressly set forth herein, the Executive will devote all of the Executive’s business time, energy, and skill to the affairs of the Company in his capacities as President and Chief Executive Officer, and Chairman of the Company’s Board of Directors; provided , however, that reasonable time for personal business, charitable or professional activities will be permitted, so long as such activities do not materially interfere with the Executive’s performance of services under this Agreement.  The Executive’s services will be performed at Bedford, Massachusetts or at a location within a 30 mile radius of Bedford, Massachusetts unless otherwise agreed by the Executive.

1.3                               Performance of Duties.  The Executive will discharge the duties described herein in a diligent and professional manner.  The Executive will observe and comply at all times with the lawful directives of the Company’s Board of Directors regarding the Executive’s performance of the Executive’s duties and with the Company’s business policies, rules and regulations as adopted from time to time by the Board of Directors.  The Executive will carry out and perform any and all reasonable and lawful orders, directions, and policies as may be stated by Company from time to time, either orally or in writing.

1.4                               Vertegen.  The Company acknowledges that the Executive is a founder and director of Vertegen, Inc., a Delaware corporation (“Vertegen”), and that, notwithstanding anything herein to the contrary, Executive may participate in the activities of Vertegen, including, but not limited to, the filing and prosecution of patents pertaining to novel spine devices and therapies, so long as such activities do not materially interfere with the Executive’s performance of services under this Agreement nor cause the Executive to violate any terms and conditions set forth in this Agreement.  The Executive will promptly disclose to the Company’s Board of Directors any actual or reasonably anticipated conflicts of interest associated with his services to Vertegen.

1.5                               Termination of Prior Agreements.  The Executive’s Scientific Advisory Board Agreement with the Company, which was originally entered into effective as of January 10, 2003 by and between the Executive and Imaging Therapeutics, Inc., a California corporation, and then assigned to the Company on June 16, 2004, and all amendments and addendums thereto, as well as any and all other understandings and arrangements with respect to the Executive’s consulting and advisory services to the Company (collectively, the “Prior Agreements”), are hereby terminated as of the Effective Date.

2.                                      Terms of Employment.

2.1                               Definitions.  For purposes of this Agreement, the following terms will have the following meanings:

(a)                           “Accrued Compensation” means any accrued Total Cash Compensation, any benefits under any plan of the Company in which the Executive is a participant to the full extent of the Executive’s rights under such plans, any accrued vacation pay, and any appropriate business expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder, all to the extent unpaid on the date of termination.

(b)                           “Base Salary” will have the meaning set forth in Section 3.1 hereof.

(c)                            “Change of Control” means the occurrence of any one of the following (i) any “person”, as such term is used in Section 13(d) and 14(d) of the Securities Exchange

Act of 1934, as amended (the “Exchange Act”) (other than the Company, a subsidiary, an affiliate, or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or (ii) a sale of assets involving 75% or more of the fair market value of the assets of the Company as determined in good faith by the Company’s Board of Directors; or (iii) any merger, reorganization or other transaction of the Company whether or not another entity is the survivor, pursuant to which holders of all the shares of capital stock of the Company outstanding prior to the transaction hold, as a group, less than 50% of the shares of capital stock of the Company outstanding after the transaction; provided, however, that neither (A) a merger effected exclusively for the purpose of changing the domicile of the Company in which the holders of all the shares of capital stock of the Company immediately prior to the merger hold the voting power of the surviving entity following the merger in the same relative amounts with substantially the same rights, preferences and privileges, nor (B) a transaction the primary purpose of which is to raise capital for the Company, will constitute a Change of Control.

(d)                           “Change of Control Period” means the period of time beginning three (3) months immediately preceding any Change of Control and ending twelve (12) months immediately following such Change of Control.

(e)                         “Death Termination” means termination of the Executive’s employment because of the death of the Executive.

(f)                             “Disability Termination” means termination by the Company of the Executive’s employment by reason of the Executive’s incapacitation due to disability.  The Executive will be deemed to be incapacitated due to disability if at the end of any month the Executive is unable to perform substantially all of the Executive’s duties under this Agreement in the normal and regular manner due to illness, injury or mental or physical incapacity, and has been unable so to perform for either (i) three consecutive full calendar months then ending, or (ii) 90 or more of the normal working days during the 12 consecutive full calendar months then ending.  Nothing in this paragraph will alter the Company’s obligations under applicable law, which may, in certain circumstances, result in the suspension or alteration of the foregoing time periods.

(g)                           “Qualifying Termination” means a termination of the Executive’s employment that is a Termination Other Than for Cause by the Company and/or a Termination for Good Reason by the Executive.

(h)                           “Severance Period” means the period following the date of a Qualifying Termination that is equal to one year.

(i)                              “Termination for Cause” means termination by the Company of the Executive’s employment by reason of (i) the Executive’s dishonesty or fraud, gross negligence in the performance of the Executive’s duties and responsibilities or deliberate violation of a

Company policy, provided that any such conduct is materially injurious to the Company; (ii) Executive’s refusal to comply in any material respect with the legal directives of the Company’s Board of Directors so long as such directives are not inconsistent with the Executive’s position and duties as described herein; (iii) conduct by the Executive that materially discredits the Company, intentional engagement by the Executive in acts materially detrimental to the Company’s operations or business, or the Executive’s conviction of a felony involving moral turpitude; or (iv) the Executive’s material breach of the terms of this Agreement, or the Employee Confidential Information and Inventions Agreement.  If the Company seeks to terminate the Executive pursuant to this subparagraph, the Company agrees to provide the Executive with written notice of the alleged circumstances constituting such reason, a hearing before the Company’s Board of Directors, and at least 15 business days’ opportunity for the Executive to cure any alleged breach or violation alleged in the notice.

(j)                              “Termination for Good Reason” means a Voluntary Termination by the Executive within 30 days following (i) a material reduction or alteration in the Executive’s job responsibilities or title without the consent of the Executive, provided that neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control will constitute a material reduction in job responsibilities; (ii) relocation by the Company or a subsidiary, parent or affiliate, as appropriate, of the Executive’s work site to a facility or location outside of a 30 mile radius from Bedford, Massachusetts without the Executive’s written consent; (iii) a reduction in Executive’s then-current Base Salary without the Executive’s written consent, provided that an across-the-board reduction in the salary level of all other employees or consultants in positions similar to the Executive’s by the same percentage amount as part of a general salary level reduction will not constitute such a salary reduction; or (iv) a material breach by the Company of this Agreement.

(k)                           “Termination Other Than For Cause” means termination of the Executive’s employment for any reason other than as specified in Sections 2.1(e), (f), (i) or (m) hereof.

(l)                              “Total Cash Compensation” means the Executive’s Base Salary (as defined in Section 3.1) plus any cash bonuses, commissions or similar payment accrued during any single calendar year.

(m)                       “Voluntary Termination” means termination of the Executive’s employment by the voluntary action of the Executive other than by reason of a Disability Termination or a Death Termination.

2.2                               Employee at Will.  The Executive is an “at will” employee of the Company, and the Executive’s employment may be terminated at any time upon a Termination for Cause or a Termination Other Than For Cause by the giving of written notice thereof to the Executive, subject to the terms and conditions of this Agreement.

2.3                               Termination for Cause.  Upon Termination for Cause, the Company will pay the Executive Accrued Compensation, if any.

2.4                               Terminations Other than for Cause or for Good Reason.  Upon a Qualifying Termination, the Company will pay the Executive all Accrued Compensation, if any, and, for the duration of the Severance Period, the Company will:  (1) continue to pay the Executive the Total Cash Compensation at the rate and upon the normal payroll schedule in effect at the time of such Qualifying Termination; (2) provide Executive any applicable Benefits in effect at the time of such Qualifying Termination (to the extent allowed under any applicable benefit plans); and (3) pay any Bonus, target bonus or other incentive compensation in place as of the date of the Qualifying Termination that become or would have become payable during the Severance Period.

2.5                               Disability Termination.  The Company will have the right to effect a Disability Termination by giving written notice thereof to the Executive.  Upon Disability Termination, the Company will pay the Executive all Accrued Compensation, if any, and will continue to pay the Executive at the Executive’s then current Base Salary for a period of one year from the date of termination at the rate and upon the normal payroll schedule in effect at the time of termination.

2.6                               Death Termination.  Upon a Death Termination, the Executive’s employment will be deemed to have terminated as of the last day of the month during which the Executive’s death occurs, and the Company will promptly pay to the Executive’s estate Accrued Compensation, if any, and a lump sum amount equal to one year Base Salary at the rate in effect at the time of termination.

2.7                               Voluntary Termination.  The Executive will have the right to effect a Voluntary Termination by giving at least 30 days advance written notice to the Company.  During such period, the Executive will continue to receive regularly scheduled Base Salary payments and benefits.  Following the effective date of a Voluntary Termination, the Company will pay the Executive Accrued Compensation, if any; unless the Voluntary Termination is pursuant to Section 2.1 (g) in which case the Company will pay the Executive all Accrued Compensation, if any, and will continue to pay the Executive at the Executive’s then current Base Salary for a period of one year from the date of termination at the rate and upon the normal payroll schedule in effect at the time of termination.

2.8                               Timing of Termination Payments.  Unless expressly provided otherwise, the foregoing termination payments will be made at the usual and agreed times provided for in Section 3.1 of this Agreement.

3.                                      Compensation and Benefits.

3.1                               Base Salary.  As payment for the services to be rendered by the Executive as provided in Section I and subject to the provisions of Section 2 of this Agreement, the Company will pay the Executive a “Base Salary” at the rate of $365,000 per year, payable on the Company’s normal payroll schedule.  The Executive’s Base Salary’ may be increased in accordance with the provisions hereof or as otherwise determined from time to time by the Company’s Board of Directors.

3.3                               Additional Benefits.

(a)                           Benefit Plans.  The Executive will be eligible to participate in such of the Company’s benefit plans as are now generally available or later made generally available to senior officers of the Company, including, without limitation, medical, dental, life, and disability insurance plans.

(b)                           Expense Reimbursement.  The Company agrees to reimburse the Executive for all reasonable, ordinary and necessary travel and entertainment expenses incurred by the Executive in conjunction with the Executive’s services to the Company consistent with the Company’s standard reimbursement policies.  The Company will pay travel costs incurred by the Executive in conjunction with the Executive’s services to the Company consistent with the Company’s standard travel policies.

(c)                            Vacation.  The Executive will be entitled, without loss of compensation, to the amount of vacation per year generally available or later made generally available to senior officers of the Company.  Unused vacation may be accrued by the Executive pursuant to the Company’s standard vacation policies.

3.4                               Bonus.  The Executive will participate in any management bonus plan adopted by the Company on terms comparable to other senior officers of the Company.  In addition, the Executive will be eligible for a cash bonus of at least 30% of Base Salary upon the Company’s achievement of milestones to be determined annually by the Board of Directors (or, if greater, such other percentage as may be determined annually by the Board of Directors in their sole discretion).  Such milestone targets shall include, in the discretion of the Board of Directors, achievement of revenue and earnings projections, the Company’s ability to secure additional funding, and the Company’s progress in preparing for and closing an initial public offering.

3.5                               Option to Purchase Common Stock.

(a)                           Prior Options.  The Parties acknowledge that all obligations with respect to the Options as defined in and provided in the Original Agreement have been fulfilled and that the rights and obligations associated with such grants are now governed by the stock option agreements associated with the Options, the terms of which are not affected by this Amended Agreement.

(b)                           Acknowledgment.  The Executive hereby acknowledges that at present the Company’s shares are not listed on any stock exchange, publicly traded or qualified for sale to the public.  Any issuance, offer or sale of the Company’s shares (including shares issuable upon exercise of the Option) will be subject to compliance with state and federal securities law and the terms of any underwriting, offering or listing agreements.

(c)                            Acceleration of Vesting upon a Change of Control.  Upon the occurrence of Qualifying Termination during any Change of Control Period, any options to purchase shares of the Company’s Common Stock at the then fair market value of such shares, including any option granted pursuant to this Agreement, (the “Options”) that have been granted or that will be granted to the Executive pursuant to the Company’s standard form of notice of stock option grant under the Company’s 2011 Stock Option/Stock Issuance Plan or any successor plan(s) (the “Option Plan”) will become fully vested as of the effective date of such Change of Control, or, if not fully vested as provided in this paragraph, Company shall pay to Executive an amount equivalent to the value such options would have had as of the effective date of such Change of Control had they become fully vested as provided in this paragraph.

3.6                               Section 409A.  To the extent compliance with the requirements of Treasury Regulation § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code to payments due to the Executive upon or following the Executive’s termination of employment, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Executive’s termination of employment will be deferred (without interest) and paid to the Executive in a lump sum immediately following such six-month period

3.7                               Revenue Sharing, In order to continue certain benefits to which the Executive had been entitled to under the Prior Agreements, and as consideration for terminating the Prior Agreements, the Executive is entitled to the revenue sharing program described in the Amended and Restated Revenue Sharing Agreement, dated September 2, 2011, (“Revenue Sharing Agreement”) attached as Exhibit A hereto during the term of the Executive’s employment with the Company and after termination of employment as more fully described in Exhibit A.  For clarity, the Revenue Sharing Agreement, in accordance with its terms, survives Executive’s termination of employment, the termination of this Amended Agreement, and/or the termination of the Employee Confidentiality, Inventions, and Non-Competition Agreement.

4.                                      Proprietary Information.  The Executive will as of the Effective Date execute and deliver to the Company the Employee Confidential Information, Inventions, and Non-Competition Agreement attached as Exhibit B hereto.

5.                                      Indemnification.  The Company will indemnify and hold harmless the Executive in respect of any liability, damage, amount paid in settlement, cost or expense (including reasonable attorneys’ fees) incurred in connection with any threatened, pending or completed claim, action, suit proceeding or investigation (whether civil, criminal or administrative) to which the Executive is or was a party, or threatened to be made a party, by reason of the Executive being or having been an officer, director, employee or consultant of the Company or serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise to the full extent permitted by the Company’s Certificate of Incorporation or Bylaws of the Company or by applicable law.  The Company will procure and maintain in effect for the benefit of the Executive a policy or policies of directors’ and officers’ liability insurance to the extent such coverage is commercially available.  The Company will advance to the Executive expenses, including legal fees, incurred in defending any proceeding prior to the final disposition thereof to the fullest extent and in the manner permitted by applicable law, and shall grant to the Executive the right to choose his own legal counsel.  This Section 5 will survive the termination or expiration of this Agreement.

6.                                      Miscellaneous.

6.1                               Waiver.  The waiver of the breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

6.2                               Notices.  All notices and other communications under this Agreement will be in writing and will be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three business days after mailing if mailed, to the addresses of the Company and the Executive contained in the records of the Company at the time of such notice.  Any party may change such party’s address for notices by notice duly given pursuant to this Section 6.2.

6.3                               Headings.  The section headings used in this Agreement are intended for convenience of reference and will not by themselves determine the construction or interpretation of any provision of this Agreement.

6.4                               Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding those laws that direct the application of the laws of another jurisdiction.

6.5                               Survival of Obligations.  This Agreement will be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement will not be assignable either by the Company (except to an affiliate or successor of the Company) or by the Executive without the prior written consent of the other party.

6.6                               Counterparts and Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format).

6.7                               Withholding.  All sums payable to the Executive hereunder will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

6.8                               Enforcement.  If any portion of this Agreement is determined to be invalid or unenforceable, such portion will be adjusted, rather than voided, to achieve the intent of the patties to the extent possible, and the remainder will be enforced to the maximum extent possible.

6.9                               Entire Agreement; Modifications.  Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, the Prior Agreements and any other understandings, agreements, or obligations respecting any past or future compensation, bonuses reimbursements, or other payments to the Executive from the Company, but excluding the Revenue Sharing Agreement and the Employee Confidentiality, Inventions and Non-Competition Agreement, which are not superseded or otherwise altered by this Agreement.  All modifications to the Agreement must be in writing and signed by each of the patties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

Executive:	/s/ Philipp Lang	Date:	2-10-15
Philipp Lang, M.D.
Chief Executive Officer
ConforMIS, Inc.
28 Crosby Drive
Bedford, MA 01730

ConforMIS:	/s/ Ken Fallon	Date:	2-10-15
Ken Fallon
Chairman of the Compensation Committee
ConforMIS Board of Directors
ConforMIS, Inc.
28 Crosby Drive
Bedford, MA 01730

EXHIBIT A

AMENDED AND RESTATED REVENUE SHARING AGREEMENT, DATED
SEPTEMBER 2, 2011

CONFORMIS, INC.
AMENDED AND RESTATED
REVENUE SHARING AGREEMENT

THIS AMENDED AND RESTATED REVENUE SHARING AGREEMENT (this “Agreement”) is made and entered into as of September 2, 2011 by and between ConforMIS, Inc., a Delaware corporation (the “Company”), and Philipp Lang, M.D., MBA (the “Executive”) and amends and restates that certain Revenue Sharing Agreement (the “Prior Agreement”) entered into as of January 15, 2008 which was an addendum to the Executive’s Employment Agreement with the Company of even date therewith (“Employment Agreement”).

THE PARTIES AGREE AS FOLLOWS:

1.                                      Revenue Sharing.  Provided that the Executive continues to render “Services” (as defined below) to the Company, for any fiscal years 2007 through and including 2015 of the Company, within 90 calendar days of the end of each such fiscal year, the Company shall pay to the Executive the “Net Revenue Sharing Percentage” of the “Net Revenue” from the sale and licensing of “Developed Devices” (as each such term is defined below).  For Fiscal Years on or after 2016, Executive’s Net Revenue Sharing Percentage of Net Revenue shall be payable only with respect to Net Revenue from “Patented Devices” (as defined below), and shall exclude Net Revenue from any Developed Device that is not a Patented Device.  If a Patented Device ceases to be a Patented Device, for example, without limitation, due to a verdict, judgment or other determination that a patent claim pertaining to a Patented Device is invalid or unenforceable, the Executive shall retain any Shared Revenue pertaining to such Patented Device previously paid.  Within 90 calendar days after the end of each such fiscal year, the Company shall also provide the Executive with a written report that describes in reasonable detail the basis for the Company’s calculations of Net Revenue hereunder.  The Executive’s right to receive the Net Revenue Sharing Percentage of the Net Revenue from the sale and licensing of Developed Devices shall survive the termination or expiration of the Employment Agreement or this Agreement, the sale of the Company (including the sale of all or substantially all of the Company’s assets), and/or the sale of the intellectual property constituting the Developed Devices.  If any new or additional rights are granted to any members of the Company’s Scientific Advisory Board or Surgical Design Team, such as, by way of illustration, additional Developed Devices or entitlement to Revenue Sharing beyond 2015, the Executive shall also be granted such additional rights.  For purposes of this Agreement, “Patented Device” shall mean any Developed Device that embodies at least one valid and enforceable claim of an existing, unexpired patent governing the jurisdiction in which the Developed Device is sold and that is assigned to Company (or any successor or assign of the Company) and on which the Executive is listed as a named inventor.

2.                                      Net Revenue Sharing Percentage.  For purposes of this Agreement, “Net Revenue Sharing Percentage” shall mean, with respect to the Developed Devices described in Section 5 (a) through (d) and (f) in the definition of “Developed Devices” below, (i) 1.0% of Net Revenue up to and including $125 million in a given year with respect to such Developed Devices and (ii) 0.875% of Net Revenue in excess of $125 million in a given year with respect to such Developed Devices, and, with respect to the Developed Devices described in (e), (g) and (h)

in the definition of “Developed Devices” below (e.g., iTotal) , (1) 1.33% of the Net Revenue up to and including $125 million attributed by the Company to these devices including all versions of iTotal, hip and shoulder implants, and revision molds and (2) 1.1667% of the Net Revenue in excess of $125 million attributed by the Company to these implants including all versions of iTotal, hip and shoulder implants, and revision molds.  The “Net Revenue Sharing Percentage” with respect to the Developed Devices set forth in (i) in the definition of “Developed Devices” below and with respect to any new implants, instrumentation or related techniques subsequently added to the definition of “Developed Devices” shall be determined by the Company’s Board of Directors or Compensation Committee, in its sole discretion.  The Executive’s Net Revenue Sharing Percentage with respect to all Developed Devices shall be reduced by 50% commencing in any fiscal year in which the Executive (i) voluntarily ceases to provide Services or (ii) persistently and chronically fails to provide Services following written notice from the Company and at least 15 business days’ opportunity to cure such failure.  In such event, the Executive’s Net Revenue Sharing Percentage with respect to all Developed Devices shall be restored to 100% when and if the Executive resumes providing Services or cures a persistent and chronic failure to provide Services.  Without limiting the foregoing, the Executive’s Net Revenue Sharing Percentage may not be reduced by the Company or any successor in interest to the Company following a Change of Control if the Executive is able and willing to continue to provide Services, and in such case, the Executive shall be considered to be providing Services for purposes of this Agreement.

3.                                      Services.  For purposes of this Agreement, “Services” shall mean the performance by the Executive of services on behalf of the Company or any successor in interest to the Company either pursuant to this Agreement or, following the expiration or termination of this Agreement, in any capacity including as an employee, advisor, consultant or director, it being understood that the performance and scope of Services shall be reasonable, generally not to exceed one day per month and within the Executive’s qualifications or expertise.

4.                                      Net Revenue.  For purposes of this Agreement, “Net Revenue” shall mean all amounts of consideration collected by the Company, any successor in interest to the Company or their respective affiliates, less refunds, credits, returns, shipping, distributor and sales fee and sales taxes, if any, associated therewith.

5.                                      Developed Devices.  For purposes of this Agreement, “Developed Devices” shall include all current and future versions of the following devices, including the use of new materials, such as cross-linked polyethylene and ceramics:

(a)                                 The knee interpositional device (iForma);

(b)                                 The knee minimally invasive cartilage resurfacing device (iCart);

(c)                                  The knee unicompartmental resurfacing device (iUni), including all-poly, metal backed, and mobile bearing tibial components and including any inlay and onlay versions as well as versions with faceted bone cuts;

2

(d)                                 The knee bicompartmental resurfacing device (iDuo), including all-poly, metal backed, and mobile bearing tibial components and including any inlay and onlay versions as well as versions with faceted bone cuts;

(e)                                  The knee total resurfacing device (iTotal), including all-poly, metal backed, and mobile bearing tibial components and all current and future femoral components, including with faceted bone cuts and including any bi-cruciate retaining, PCL retaining and posterior stabilized versions;

(f)                                   Patient specific three dimensional guidance molds for the knee and other joints, any implants and any other musculoskeletal applications;

(g)                                  Patient specific or patient adapted implants devices for shoulder and hip including also hip implants with short stem and long stem, with single and multiple axes, and shoulder implants with humeral stems or central fixation pins and metal backed, metal or PE glenoid components;

(h)                                 Patient specific guidance molds for revision implants for any joints; and

(i)                                     Any modifications to the above such devices developed with the assistance of the Executive in the performance of Services.

The Company’s Board of Directors or Compensation Committee, with input from the Company’s management, may in its sole discretion add to the definition of “Developed Devices” any implants, instrumentation and related techniques associated with any products and versions thereof as developed, acquired or licensed by the Company which have been developed with the substantial assistance of the Executive during and in the performance of Services.

6.                                      Survival of Rights.  It is expressly understood that this Agreement grants rights to Executive to receive the Net Revenue Sharing Percentage of the Net Revenue from the sale and licensing of Developed Devices even after the termination or expiration of the Employment Agreement.  This Agreement shall survive a cancellation or termination of the Employment Agreement and shall be considered an enforceable agreement, in its own right, in the event that the Employment Agreement is cancelled or terminated.  This Agreement will be binding upon and inure to the benefit of the Company’s successors in interest, assignees, and licensees, and the Executive’s executors, administrators, heirs, successors, and assigns.

7.                                      Miscellaneous.

(a)                                 Waiver.  The waiver of the breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

(b)                                 Notices.  All notices and other communications under this Agreement will be in writing and will be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three business days after mailing if mailed, to the addresses of the

3

Company and the Executive contained in the records of the Company at the time of such notice.  Any party may change such party’s address for notices by notice duly given pursuant to this Section 7(b).

(c)                                  Headings.  The section headings used in this Agreement are intended for convenience of reference and will not by themselves determine the construction or interpretation of any provision of this Agreement.

(d)                                 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding those laws that direct the application of the laws of another jurisdiction.

(e)                                  Counterparts and Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format).

(f)                                   Enforcement.  If any portion of this Agreement is determined to be invalid or unenforceable, such portion will be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder will be enforced to the maximum extent possible.

[Remainder of Page Intentionally Left Blank]

4

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Revenue Sharing Agreement as of the date set forth in the preamble hereto.

CONFORMIS, INC.

By:	/s/ Ken Fallon III

Name:	K.P. Fallon III

Title:	Director

EXECUTIVE

/s/ Philipp Lang
Philipp Lang, M.D., MBA

Address:	CONFORMIS, Inc.

11 North Avenue

Burlington, MA 01803

Fax Number:	781.345.0147

E-mail:	philipp.lang@conformis.com

5

EXHIBIT B

EMPLOYEE CONFIDENTIAL INFORMATION, INVENTIONS ASSIGNMENT AND
NON-COMPETITION AGREEMENT

CONFORMIS, INC.
AMENDED AND RESTATED EMPLOYEE CONFIDENTIAL INFORMATION,
INVENTIONS AND NON-COMPETITION AGREEMENT

THIS EMPLOYEE CONFIDENTIAL INFORMATION, INVENTIONS AND NON-COMPETITION AGREEMENT (this “Agreement”) confirms the agreement between Philipp Lang (for purposes of this Agreement, the “Employee”) and ConforMIS, Inc., a Delaware corporation (“ConforMIS”).  This Agreement is effective as of January     , 2015 (the “Effective Date”).

WHEREAS, Employee and ConforMIS entered into an Employee Confidential Information, Inventions and Non-Competition Agreement executed on September 2, 2011, having an effective date of January 15, 2008 (the “Prior Agreement”),

WHEREAS, ConforMIS and Employee have entered into an Amended and Restated Employment Agreement (the “Employment Agreement”), to which this Agreement is an exhibit and of which this Agreement is a material part; and

WHEREAS, the Parties intend that as of the Effective Date this Agreement shall supersede and replace the Prior Agreement, including any subsequent amendments thereto;

NOW THEREFORE, in consideration for the entering into of the Employment Agreement and the receipt by the Employee of certain compensation and benefits thereunder, and in further consideration of the Employee’s continued employment by ConforMIS, the Employee and ConforMIS hereby agree as follows:

1.                                      Proprietary Information.  Employee understands that ConforMIS possesses and will possess Proprietary Information which is important to its business.  For purposes of this Agreement, “Proprietary Information” means all forms and types of business, financial, marketing, operations, research and development, scientific, technical, economic, manufacturing and engineering information, whether tangible or intangible, that relates to “ConforMIS Business” (as defined herein) and other present or potential businesses, products or services of ConforMIS (including any person or entity directly or indirectly controlled by or controlling ConforMIS, or in which any of the aforesaid have at least a 50% beneficial interest), including without limitation, inventions and ideas (whether or not patentable, copyrightable, or subject to protection as trademark or trade name), trade secrets, original works, disclosures, processes, systems, methods, techniques, improvements, formulas, procedures, concepts, compositions, drawings, models, designs, prototypes, diagrams, flow charts, research, data, devices, machinery, instruments, materials, products, patterns, plans, compilations, programs, sequences, specifications, documentation, algorithms, software, computer programs, source code, object code, know-how, databases, trade names, intellectual property, clinical data and clinical observations, costs of production, price policy and price lists and similar financial data, marketing and sales data, promotional methods, business, financial and marketing plans, technology and product roadmaps, product integration plans, information on strategic partnership and alliances, licenses, customer lists and relationship information, supplier lists and relationship information, employee and consulting relationship information, accounting and financial data, any and all other proprietary information or information which is received in confidence by or for ConforMIS from any other person irrespective of the medium in which such information is memorialized or communicated.

2.                                      ConforMIS Materials.  Employee understands that ConforMIS possesses or will possess “ConforMIS Materials” which are important to its business.  For purposes of this Agreement, “ConforMIS Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or future/strategic plans of ConforMIS (including, without limitation, ConforMIS Business), whether such documents have been prepared by Employee or by others.  “ConforMIS Materials” also include, but are not limited to, laptops, cell phones, personal digital assistants (PDAs), blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer files, disks, drives, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like.  Any property situated on ConforMIS’ premises and owned by ConforMIS, including laptops, notebooks, cell phones, PDAs, computer files, emails, disks, drives, and other storage media, filing cabinets or other work areas, are subject to inspection by ConforMIS personnel at any time with or without notice.

3.                                      Treatment of Proprietary Information and ConforMIS Property.

3.1                               Relationship.  Employee understands that Employee’s employment creates a relationship of confidence and trust between Employee and ConforMIS with respect to Proprietary Information.  Employee further understands that the unauthorized taking of ConforMIS’ Proprietary Information may result in a civil and/or criminal liability under applicable state or federal law, including without limitation an award for double the amount of ConforMIS’ damages and attorneys’ fees in the event of willful action.

3.2                               Obligations Regarding Proprietary Information.  All Proprietary Information and all title, patents, patent rights, copyrights, mask work rights, trade secret rights, and other intellectual property and rights (collectively “Rights”) in connection therewith are and will be the sole property of ConforMIS.  Employee hereby assigns to ConforMIS any Rights Employee may have or acquire in such Proprietary Information.  At all times, both during Employee’s employment by ConforMIS and after his/her termination by Employee or by ConforMIS for any or no reason, Employee will keep in confidence and trust and will not use or disclose, lecture upon, or publish any Proprietary Information without the prior written consent of an officer of ConforMIS except as may be necessary and appropriate in the ordinary course of performing Employee’s duties to ConforMIS.  Employee will obtain ConforMIS’ written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to ConforMIS and/or incorporates any Proprietary Information.  Proprietary Information may be considered technical data that is subject to compliance with the export control laws and regulations of the United States or other countries, and Employee will comply with such laws.  Notwithstanding the foregoing, it is understood that, at all such times, Employee is free to use information which is generally known in the trade or industry and which is rightfully received free of a confidentiality obligation, and nothing contained in this Agreement will prohibit Employee from disclosing to anyone the amount of Employee’s own compensation.

3.3                               Obligations Regarding ConforMIS Materials.  All ConforMIS Materials are and will remain the sole property of ConforMIS.  During Employee’s employment by ConforMIS, Employee will not remove any ConforMIS Materials from the business premises of ConforMIS or deliver any ConforMIS Materials to any person or entity outside ConforMIS, except as Employee is required to do in connection with performing the Employee’s duties to ConforMIS.  Immediately upon the termination of Employee’s employment by Employee or by ConforMIS for any or no reason, or during Employee’s employment if so requested by ConforMIS, Employee will return all ConforMIS Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Employee’s personal copies of records relating to Employee’s compensation; (ii) Employee’s personal copies of any materials previously distributed generally to shareholders or stockholders of ConforMIS; and (iii) Employee’s copy of this Agreement.

3.4                               Third Party Information.  Employee recognizes that ConforMIS has received and in the future will receive from third parties their confidential or proprietary information, including but not limited to personally identifiable or health information, subject to a duty on ConforMIS’ part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes.  Employee owes ConforMIS and such third parties, both during the term of Employee’s employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with ConforMIS’ agreement with the third party or as otherwise required by law) or use it for the benefit of anyone other than ConforMIS or such third party (consistent with ConforMIS’ agreement with the third party).

2

4.                                      Employee Inventions and Works of Authorship.

4.1                               Ownership and Assignment.  All ConforMIS Inventions are the sole property of ConforMIS.  All ConforMIS Inventions shall be immediately assignable to ConforMIS, and, notwithstanding any other documents evidencing assignment that may be executed, this Agreement shall operate to automatically and immediately assign any and all ConforMIS Inventions.  Employee hereby immediately assigns all current and future ConforMIS Inventions and all Rights in them to ConforMIS to the maximum extent allowed under applicable law.  To the extent this Agreement does not serve to immediately assign all ConforMIS Inventions for any reason, Employee agrees to assign and to otherwise execute such documents and instruments to effect the assignment of all such ConforMIS Inventions to ConforMIS immediately upon request of ConforMIS.  Employee agrees not to enter into any agreement, arrangement or understanding that assigns or purports to assign any ConforMIS Inventions to any third party, except as may be expressly requested by ConforMIS in writing.

For purposes of this Agreement, “ConforMIS Inventions” means any and all Inventions (as defined below), solely excluding any Invention that:  (A) is expressly excluded in Attachment A, or (B) (i) was developed entirely on Employee’s own time without using any of ConforMIS’ equipment, supplies, facilities, or trade secret information; (ii) does not relate at the time of conception or reduction to practice of the Invention to ConforMIS Business (as defined below); and (iii) does not result from any work performed by the Employee for ConforMIS.

For purposes of this Agreement, “ConforMIS Business” means ConforMIS’s business during any period of Employee’s employment by ConforMIS, including, without limitation, ConforMIS’s products and its actual or reasonably anticipated research and development projects, and further including without limitation, patient-specific, patient-matched and/or patient-engineered orthopedic implants, instruments and surgical procedures for the knee, hip and shoulder.

For purposes of this Agreement, “Inventions” includes all improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by Employee, either alone or jointly with others, during the term of Employee’s employment, including during any period of Employee’s employment prior to the Effective Date.  Additionally, notwithstanding any other provision of this Agreement, Employee will retain any rights he may have in Employee Intellectual Property (as that term is defined in Attachment A) and will not have an obligation pursuant to this Agreement to assign to ConforMIS any of his rights in any such Employee Intellectual Property,

Employee hereby waives and quitclaims to ConforMIS any and all claims of any nature whatsoever which Employee now or may hereafter have for infringement of any proprietary rights assigned to ConforMIS.  Employee acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

4.2                               Disclosure of Inventions.  Employee promptly will disclose in writing to the Chief Technology Officer (“CTO”) of ConforMIS, or to any other persons designated in writing by the Board or the CTO, all ConforMIS Inventions.  Employee also will disclose to the CTO all things that would be ConforMIS Inventions if made during the term of Employee’s employment, but which were conceived, reduced to practice, or developed by Employee within six months after the termination of Employee’s employment with ConforMIS, unless the Invention has been conceived and first reduced to practice by Employee following the termination of Employee’s employment with ConforMIS or unless the Invention is part of Employee Intellectual Property (as that term is defined in Attachment A), provided, however, that Employee shall not use any Proprietary Information or ConforMIS Materials in the conception, reduction to practice, creation or development of an Invention.  Such disclosures will be received by ConforMIS in confidence (to the extent they are not assigned in this Section 4 and do not extend the assignment made in this Section 4).  Employee will not disclose ConforMIS Inventions to any person outside ConforMIS unless requested to do so by an officer of ConforMIS.  Employee will keep and maintain adequate and

3

current records (in the form of notes, sketches, drawings and in any other form that may be required by ConforMIS) of all Proprietary Information developed by Employee and all ConforMIS Inventions made by Employee during the period of Employee’s employment at ConforMIS, which records will be available to and remain the sole property of ConforMIS at all times.  For clarity, Employee shall have no obligation pursuant to this Agreement to disclose to ConforMIS any Inventions related to Employee Intellectual Property except as currently listed on Attachment A to this Agreement.

4.3                               Further Assurances.  Employee will perform, during and after Employee’s employment, all acts deemed necessary or desirable by ConforMIS to permit and assist it, at ConforMIS’ expense, in obtaining, maintaining, defending and enforcing Rights with respect to such ConforMIS Inventions and improvements in any and all countries.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.  Employee will execute such declarations, assignments, or other documents as may be necessary in the course of ConforMIS Invention evaluation, patent prosecution, or protection of patent or analogous property rights, to assure that title in such ConforMIS Inventions will be held by ConforMIS or by such other parties designated by ConforMIS as may be appropriate under the circumstances.  Employee irrevocably designates and appoints ConforMIS and its duly authorized officers and agents, as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee.

4.4                               Moral Rights.  Any assignment of copyright pursuant to this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any such action of ConforMIS that would violate such Moral Rights in the absence of such consent.  Employee will confirm any such waivers and consents from time to time as requested by ConforMIS.

4.5                               Pre-Existing Inventions.  Employee has attached to this Agreement as Attachment A, a list of Employee Intellectual Property (as that term is defined in Attachment A), to which Employee claims ownership as of the date of this Agreement and that Employee desires to specifically clarify are not subject to this Agreement.  If disclosure of an item on Attachment A would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee is not to list such in Attachment A but is to inform ConforMIS that such Employee Intellectual Property have not been listed for that reason.  A space is provided on Attachment A for such purpose.  Employee will not improperly use or disclose any proprietary information or trade secrets of any former employers or other third parties, if any, and Employee will not bring onto the premises of ConforMIS any unpublished documents or any property belonging to any former employers or other third parties unless consented to in writing by such employers or such other third parties.  If, in the course of Employee’s employment with ConforMIS, Employee incorporates a prior Employee-owned invention, or any Employee Intellectual Property into a ConforMIS product, process or machine, ConforMIS is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such prior Invention for any and all purposes as ConforMIS determines in its sole discretion, provided, however, that this provision shall not apply where the rights to the Employee-owned invention or any Employee Intellectual Property are governed by a written agreement with ConforMIS or any of its subsidiaries or affiliates.  Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, prior inventions in any ConforMIS Inventions or ConforMIS products without ConforMIS’ prior written consent.

5.                                      Non-Competition and Non-Solicitation.

5.1                               Non-Competition During Employment.  Employee agrees that during the term of Employee’s employment with ConforMIS, Employee shall not engage in any employment, business, or activity that is in any way competitive with ConforMIS, and Employee will not assist any other person or organization in competing with ConforMIS or in preparing to engage in competition with ConforMIS, including, without

4

limitation, the development, engineering, marketing, management, production, sale or distribution of “Competitive Products” (hereinafter defined).  The provisions of this section will apply both during normal working hours and at all other times including, but not limited to, nights, weekends and vacation time, while Employee is employed by ConforMIS, provided however that Employee may engage in the development and exploitation of any of the Employee Intellectual Property identified in Attachment A.  Mere ownership of less than 1% of the outstanding voting shares of a public entity that may compete with ConforMIS shall not be deemed a violation of this Section 5.1.

5.2                               Non-Competition After Employment.  Employee agrees that during the Non-competition Period (hereinafter defined), Employee shall not directly or indirectly, without the prior written consent of ConforMIS, either on Employee’s own behalf or on behalf of any third party, compete or assist any third party to compete with ConforMIS in the development, engineering, marketing, management, production, sale or distribution of Competitive Products in the Territory (hereinafter defined), provided however that Employee may engage in the development and exploitation of any of the Employee Intellectual Property identified in Attachment A.  “Non-competition Period” shall mean the one (1) year period commencing upon termination of Employee’s employment with ConforMIS (regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on Employee’s part).  “Competitive Products” shall mean (a) partial or total knee replacement or resurfacing implants and (b) patient-specific orthopedic products and services that are manufactured using, or that employ, a medical image for the purpose of performing medical or surgical procedures on a knee joint and (c) other products that are directly competitive with any existing product of ConforMIS or any product that is in active research and development at ConforMIS at the time of Employee’s termination.  “Territory” shall mean anywhere in the world.

5.3                               Non-solicitation; Non-interference.  Employee agrees that during the term of Employee’s employment with ConforMIS and the Non-competition Period, Employee will not directly or indirectly, without the prior written consent of ConforMIS, either on Employee’s own behalf or on behalf of any third party, (i) disrupt, damage, impair or interfere with the business of ConforMIS (including, without limitation, ConforMIS Business as defined herein) whether by way of interfering with or raiding ConforMIS’ directors, officers, employees, agents, consultants, vendors, suppliers, and partners with which ConforMIS does business, or in any manner attempting to persuade, solicit, recruit, encourage or induce any such persons to discontinue their relationship with ConforMIS, or (ii) solicit, service, accept orders from, or otherwise have business contact with any customer or potential customer of ConforMIS with whom Employee had any contact during the one year period preceding Employee’s termination of employment, if such contact could directly or indirectly divert business from or adversely affect the business of ConforMIS.  However, this obligation will not affect any responsibility Employee may have as an employee of ConforMIS with respect to the bona fide hiring and firing of ConforMIS personnel.

5.4                               Acknowledgement.  Employee understands and recognizes that (i) during and as a result of Employee’s employment by ConforMIS, Employee will acquire experience, skills and knowledge related to ConforMIS’ business (including, without limitation, ConforMIS Business as defined herein) and will become familiar with ConforMIS’ Proprietary Information; (ii) his/her working for a competitor of ConforMIS would lead to the inevitable disclosure of ConforMIS’ Proprietary Information; (iii) the goodwill to which Employee may be exposed in the course of employment belongs exclusively to ConforMIS; (iv) in the course of Employee’s employment with ConforMIS, customers and others may come to recognize and associate Employee with ConforMIS, its products and services, and that Employee will thereby benefit from ConforMIS’ goodwill; and (v) if Employee were to engage in competition with ConforMIS, directly or indirectly, Employee would thereby usurp ConforMIS’ goodwill.

5.5                               Reasonableness.  Employee acknowledges and agrees that because of the nature of ConforMIS’ products, services and customers, because of Employee’s position with ConforMIS and because of the scope of ConforMIS’ business, the restrictions contained in this Section 5 are reasonable and necessary for the protection of the business and goodwill of ConforMIS.  If at any time the provisions of this Section 5 shall be deemed invalid or unenforceable or are prohibited by the laws of the jurisdiction where they are to be performed or enforced, by reason of being vague or overbroad in any manner, or for any other reason, such provisions shall be considered divisible and shall become and be immediately

5

amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement; and ConforMIS and Employee agree that the provisions of this Section 5, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

6.                                      No Conflict with Other Agreements.  Employee represents and warrants that (a) the performance of Employee’s employment with ConforMIS and all the terms of this Agreement will not breach or conflict with any other agreement to which Employee is a party, excluding any agreements related to the exclusions to this Agreement listed in Attachment A, including without limitation, any confidentiality agreement, nondisclosure agreement, non-competition and/or non-solicitation agreement, employment agreement, proprietary rights agreement or the like, (b) Employee will abide by all such agreements to the extent required by law, (c) Employee has delivered to ConforMIS a copy of all such agreements that may bear on Employee’s employment with ConforMIS, and (d) Employee has not entered into, and will not enter into, any agreement either written or oral in conflict herewith or in conflict with Employee’s employment with ConforMIS.  If Employee is requested to perform any task on behalf of ConforMIS that would violate any outstanding obligations of any kind that Employee has to any of Employee’s prior employers or third parties, Employee shall contact ConforMIS’ human resources or legal departments as soon as possible to resolve the issue.

7.                                      Termination of Employment Pursuant to Agreement or At Will.  This Agreement is not a contract guaranteeing employment of a specified length, and each of Employee and ConforMIS has the right to terminate Employee’s employment in accordance with the terms of the Employment Agreement in effect and signed by both parties to this Agreement or, if none, at will for any reason consistent with applicable law.

8.                                      Termination Certificate.  Upon termination of Employee’s employment by Employee or by ConforMIS for any or no reason, Employee will execute and deliver to ConforMIS a termination certificate substantially in the form attached to this Agreement as Attachment B.

9.                                      Limitation of Application; Independent Agreement.  Employee acknowledges that (a) this Agreement does not purport to set forth all of the terms and conditions of Employee’s employment and, as an employee of ConforMIS, Employee has obligations to ConforMIS which are not set forth in this Agreement, (b) this Agreement is a separate binding obligation independent of Employee’s employment or continued employment by ConforMIS and (c) any breach or alleged breach by ConforMIS of any obligation to Employee of any nature shall not affect in any manner the binding nature of Employee’s obligations under this Agreement.

10.                               Survival; Forwarding of Agreement.  This Agreement shall survive any and all changes in terms and conditions of Employee’s employment with ConforMIS and any break in Employee’s service or employment with ConforMIS.  All of the provisions of this Agreement will continue in effect after termination of Employee’s employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on Employee’s part.  Employee will notify any future client, employer or potential employer or client of Employee’s obligations under this Agreement.  ConforMIS is entitled to communicate Employee’s obligations under this Agreement to any future employer or potential employer.

11.                               Equitable Relief.  ConforMIS has expended substantial efforts to maintain the confidentiality and proprietary nature of the information described in this Agreement and would be materially and irreparably injured by an unauthorized disclosure of any of that information.  Any breach of this Agreement will result in irreparable and continuing damage to ConforMIS for which there can be no adequate remedy at law, and in the event of any such breach, ConforMIS will be entitled to immediate injunctive relief and other equitable remedies (without any need to post any bond or other security) in addition to such other and further relief as may be proper.

12.                               Disputes.  Any dispute in the meaning, effect or validity of this Agreement will be resolved in accordance with the laws of the Commonwealth of Massachusetts without regard to its

6

conflict of laws provisions.  The exclusive venue for any disputes relating to this Agreement will be in Middlesex County, Massachusetts.  The non-prevailing party in any dispute will pay the prevailing party’s attorneys’ fees and costs relating to such dispute.

13.                               Severability.  If one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion(s) will be revised to make them legal and enforceable.  The remainder of this Agreement will otherwise remain in full force and effect and enforceable in accordance with its terms.

14.                               Assignment; Binding Nature.  ConforMIS may assign this Agreement, or any rights or obligations herein, in connection with the transfer or sale of all or substantially all of its assets or stock, without any consent of, or notice to, Employee to be effective.  This Agreement will be binding upon Employee, Employee’s heirs, executors, assigns, and administrators and will inure to the benefit of ConforMIS, its subsidiaries, successors and assigns.

15.                               Entire Agreement; Modification in Writing.  This Agreement contains the entire agreement and understanding between the parties hereto, and supersedes all prior and contemporaneous agreements, terms and conditions, whether written or oral, made by the parties hereto concerning the specific subject matter of this Agreement.  This Agreement can only be modified by a subsequent written agreement executed by the Employee and an executive officer of ConforMIS.

16.                               Acknowledgement.  Employee acknowledges that this Agreement is a condition of Employee’s employment with ConforMIS, and that Employee has had a full and adequate opportunity to read, understand and discuss with Employee’s advisors, including legal counsel, the terms and conditions contained in this Agreement prior to signing hereunder.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION.  I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE ORIGINAL COUNTERPART WILL BE RETAINED BY CONFORMIS AND THE OTHER ORIGINAL COUNTERPART WILL BE RETAINED BY ME.

IN WITNESS WHEREOF, I HAVE EXECUTED THIS EMPLOYEE CONFIDENTIAL INFORMATION, INVENTIONS AND NON-COMPETITION AGREEMENT AS OF                                 , 20    .

/s/ Philipp Lang
Employee’s Signature

Philipp Lang
Type/Print Employee’s Name

Address:

Fax Number:

E-mail:

7

RECEIPT ACKNOWLEDGED:

CONFORMIS, INC.

By:	/s/ Ken Fallon

Name:	Ken Fallon

Title:	Chairman

8

ATTACHMENT A

ConforMIS, Inc.
a Delaware corporation

1.                                      The following is a list of inventions, improvements, ideas, concepts and fields of research and development (“Employee Intellectual Property”) relevant to the subject matter of my employment by ConforMIS that have been made or conceived or first reduced to practice by me alone or jointly with others that I desire to clarify are excluded from and are not ConforMIS Inventions and are excluded from and are not subject to the ConforMIS Employee Confidential Information, Inventions and Non-Competition Agreement.  New Inventions that are made or conceived or first reduced to practice by me alone or jointly with others either during or after my employment with ConforMIS, related to any of the Employee Intellectual Property listed below are expressly not ConforMIS Inventions and are expressly not subject to the ConforMIS Employee Confidential Information, Inventions and Non-Competition Agreement.

•                  All patents and patent applications filed anywhere in the world and assigned to The Board of Trustees of the Leland Stanford Junior University (including any of its subsidiaries or other affiliates).

•                  All patents and patent applications filed anywhere in the world and assigned to the University of California at San Francisco (including any of its subsidiaries or other affiliates) as of January 15, 2008.

•                  All inventions related to novel therapeutic methods to treat early cartilage lesions and cartilage delaminations that were disclosed to Brigham Corporate Sponsored Research and Licensing Office as of January 2011.

•                  All patents and patent applications filed anywhere in the world relating to the field of spinal treatment and assigned to Vertegen, Inc.

•                  All patents and patent applications filed anywhere in the world relating to the field of ultrasound and assigned to DaVinci IP LLC.

•                  Any invention related to novel vertebroplasty and kyphoplasty systems.

•                  Any invention related to novel vascular stent or repair systems.

•                  Any invention related to novel robotic surgery systems.

•                  Any invention related to multi-dimensional imaging, visualization and guidance methods and related software, devices, systems and techniques for treating various diseases and conditions (but excluding the use of custom joint replacement implants or patient-specific instruments for custom joint replacement implants).

•                  Any invention related to anti-angiogenesis systems and drugs and methods of delivery of such systems and drugs.

•                  Any invention that does not otherwise relate to ConforMIS Business.

3.                                      I propose to bring to my employment the following materials and documents of a former employer, which employer has expressly consented to my continued possession and use:

☒          No materials or documents

☐            See below:

/s/ Philipp Lang
Employee’s Signature

Philipp Lang
Type/Print Employee’s Name

(Note:  Legal review is required for any change to the form of this Attachment or checking any option other than “No inventions or improvements” in Section 1 or “No materials or documents” in Section 3.)

2

ATTACHMENT B

TERMINATION CERTIFICATE

I hereby certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, blue/redlines, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to ConforMIS, Inc., a Delaware corporation, and its subsidiaries, affiliates, successors or assigns (together, “ConforMIS”).

I further certify that I have complied with all the terms of the ConforMIS Employee Confidential Information, Inventions and Non-Competition Agreement signed by me, including the reporting of any “Inventions” (as defined therein) and original works or authorship, conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employee Confidential Information, Inventions and Non-Competition Agreement, I will continue to preserve as confidential all “Proprietary Information” (as defined therein).

Employee’s Signature	Date

Type/Print Employee’s Name

CONFORMIS, INC.

AMENDMENT NO. 1 TO

FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”) to the First Amended and Restated Employment Agreement (the “Employment Agreement”) by and between ConforMIS, Inc., a Delaware corporation (the “Company”), and Philipp Lang, M.D., MBA (the “Executive”) is made and entered into as of May 29, 2015 and shall be effective only upon the effectiveness of the registration statement with respect to the initial public offering of the Company’s common stock (such initial public offering effective date, the “Effective Date of the Amendment”).

WHEREAS, the Company and the Executive are parties to the Employment Agreement dated January 14, 2015;

WHEREAS, the Company and the Executive wish to amend the Employment Agreement as set forth herein effective as of the Effective Date of the Amendment;

NOW THEREFORE, in consideration of the mutual covenants and responsibilities contained herein, the Company and the Executive hereto agree to the terms of the Amendment as follows:

1.              Section 2.1(a) of the Employment Agreement (“Accrued Compensation”) is rewritten in its entirety to read as follows:

“Accrued Compensation” means any accrued Base Salary, any commissions or similar payments earned by the Executive prior to the date of termination, any bonus earned by the Executive and approved by the Company’s Board of Directors prior to the date of termination, any accrued vacation pay, and any amounts for reimbursement of any appropriate business expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder, all to the extent unpaid on the date of termination.  The Executive’s entitlement to any other compensation or benefit under any plan of the Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

2.              Section 2.1(i) of the Employment Agreement (“Termination for Cause”) is amended to add the following sentence at the end:

The determination of Cause in accordance with this subparagraph shall be made pursuant to a reasonable good faith determination by the Company.

3.              Section 2.1(l) of the Employment Agreement (“Total Cash Compensation”) is deleted in its entirety and replaced with “[Intentionally omitted.]”.

4.              Section 2.4 of the Employment Agreement (“Terminations Other than for Cause or for Good Reason”) is rewritten in its entirety to read as follows:

Terminations for Good Reason or Other than for Cause.  Upon a Qualifying Termination, the Company will pay the Executive all Accrued Compensation, if any, and for the duration of the Severance Period, the Company will: (1) continue to pay the Executive’s Base Salary at the rate in effect at the time of such Qualifying Termination, payable on the Company’s normal payroll schedule; and (2) provide the Executive with continuation of the Executive’s coverage in effect at the time of such Qualifying Termination under the Company’s group health insurance plans (to the extent allowed under, and subject to the conditions of, the Consolidated Omnibus Budget Reconciliation Act (COBRA)).  The Company shall pay any bonus due pursuant to a Qualifying Termination under this Agreement in a lump sum on the 30th day following the date of the Qualifying Termination.

5.              Section 3.4(c) of the Employment Agreement (“Acceleration of Vesting upon a Change of Control”) is rewritten in its entirety to read as follows:

Acceleration of Vesting upon a Change of Control.  Upon the occurrence of Qualifying Termination during any Change of Control Period, any outstanding equity awards held by the Executive (including, but not limited to, options, stock, and other forms of equity) will become fully vested and exercisable or free from forfeiture or transfer restrictions as of the effective date of the Qualifying Termination (provided that if such Qualifying Termination precedes the Change of Control, such accelerated vesting shall occur on the effective date of the Change of Control).

6.              A new Section 3.4(d) is added to the Employment Agreement to read as follows:

Vesting upon Certain Terminations of Employment.  To the extent the Company has previously paid the Executive any bonus in the form of an equity award (including, but not limited to, options, stock, and other forms of equity) that is not fully vested as of the date of a Qualifying Termination, Disability Termination, or Death Termination, such equity award(s) shall vest with respect to an additional number of shares equal to that number of shares that would have become vested shares had the Executive continued to provide service as an employee of the Company following such termination for an additional period equal to (i) the Severance Period, in the case of a Qualifying Termination, or (ii) one year from the date of termination, in the case of a Disability Termination or Death Termination.

7.              Section 3.5 of the Employment Agreement (“Section 409A”) is rewritten in its entirety to read as follows:

Compliance with Section 409A.

(a)                                 Subject to this Section 3.5, any severance payments that may be due under this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the Executive’s employment.  The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to the Executive under this Agreement, as applicable:

(1)                                 It is intended that each installment of the severance payments under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”).  Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(2)                                 If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in this Agreement.

(3)                                 If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then, except as otherwise permitted under Section 409A, any payments that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the date and terms set forth herein.

(b)                                 The determination of whether and when the Executive’s “separation from service” from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Section 3.5(b), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(c)                                  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(d)                                 The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, that section.

8.              Except as otherwise provided herein, the Employment Agreement shall remain in full force and effect, and this Amendment shall be deemed to be part of the Employment Agreement for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date below.

Company:

/s/ Ken Fallon
Ken Fallon
Chairman of the Board of Directors

Executive:

/s/ Philipp Lang
Philipp Lang, M.D.